EXHIBIT 10.11

Transfer Agreement

Party A: Shenzhen Jiancheng Investment Ltd.
Party B: Tibet Changdu Huiheng Development Ltd.

Both parties reached the following agreement regarding transferring all the assets and equity held by Party A in the “Project of accelerator center of Liaocheng Hospital of Traditional Chinese Medicine” (hereafter “Liaocheng Project”) to Party B.

i.	Asset and equity to be transferred
The asset and equity to be transferred is: all equity of Party A in Liaocheng Project, including:
(1)
Asset to be transferred: all assets invested by Party A under the <<Contract for Establishing Cooperatively an Accelerator Treatment Research Center>> between Party A and Liaocheng Hospital of Traditional Chinese Medicine.

(2)
Equity to be transferred: all equity of Party A under the <<Contract for Establishing Cooperatively an Accelerator Treatment Research Center>> between Party A and Liaocheng Hospital of Traditional Chinese Medicine.

Both Parties agree that Party B obtains the right to income in Liaocheng Project after the transfer.

ii.	Transfer Price
Both Parties agree that the total transfer price of the asset and equity in Liaocheng Project is RMB 9 million.

iii.	Transition
1.
Within 5 days after the Agreement is executed, Party B pays the deposit to Party A , and Party A provides to Party B a <<Project Material List>> of Liaocheng Project (including project overview, background, cooperation agreement, asset sheet of the agreement, etc) based on the requirement of Party B, which will be taken as the basis of the transfer and through which Party B establishes its purchase intention. The materials provided by Party A must be true, complete and accurate.

2.
Party B verifies the project. Party B after determining its purchase intention can verify the items to be transferred according to the <<Project Materials List>> within 20 days of receipt of the <<Project Materials List>>. Both parties shall sign the verification sheet after the verification is finished. If the verification succeeds, Party B takes over the assets and equity under the <<Cooperation Contract>> of Liaocheng Project of Party A, and pays the transfer price subject to the Agreement, and Party A arranges contact with the hospital. If the verification shows that the items are significantly different from those listed in the <<Project Materials List>>, both parties negotiate to settle. If the negotiation fails to meet the requirement specified in the <<Project Materials List>>, Party B can withdraw from the transfer and Party A shall return all the deposit and the interest of the deposit based on the interest rate of the bank at that time to Party B. If Party B does not perform the Agreement and withdraw from the transfer when the verification succeeds, Party B shall bear the liability for breaching the agreement

3.
Closing of the cooperation equity. Both parties execute a supplemental agreement in writing to specify the closing date of the cooperation equity and the ownership of the asset and equity before and after the closing date. Party A shall also transfer to Party B legal documents, financial documents and related materials in connection with Liaocheng Project. These documents and materials shall basically be in their original forms. If original documents or materials are not available, copies shall be provided affixed with Party A’s seal. Party B shall have the right to determine whether it will continue to hire the personnel involved in Liaocheng Project. For those that Party B determines to continue to hire, Party A shall arrange the execution of Labor Contract for them in accordance with Party B’s requirement, and for those that Party B will not continue to hire, Party A shall be responsible for the layoff.

iv.	Payment method of the transfer amount
1.
Party B shall pay Party A RMB 1 million as deposit within 5 business days after the execution of the Agreement. If the Contract and the Agreement have been performed, the deposit will be taken as part of the transfer amount;

2.
Party B shall pay Party A RMB 3 million as transfer amount within 5 business days after both parties have verified that the deposit has been paid to Party A, the Agreement has taken effect, and Party B has finished the verification within 20 days after receiving the <<Project Materials List>> from Party A;

3.
Party B shall pay Party A RMB 4 million within 5 business days after the asset and the equity have been handed over to Party B, and Party A provides a receipt indicating the total amount of the transfer;

4.	Party B shall pay Party A RMB 1 million as transfer amount within 90 days after the asset and the equity have been handed over to Party B.

v.	Declaration and guarantee of both parties
1.	Declaration and guarantee of Party A

(1)	Party A guarantees it has complete, effective right to own and dispose of the asset to be transferred, and it will not cause any damage to third party’s interest or raise any dispute;
(2)
Up to the execution date of the Agreement, Party A has not disposed of the asset to be transferred by transferring, by using as a pledge, by paying a debt, by using for security, or in any other manner. There is not any debt or debt related dispute involved with the asset to be transferred. Party A has not given its equity in Liaocheng Project as a pledge to a third party;

(3)	The asset to be transferred is in good condition and in normal operation;
(4)
Party A guarantees it has disclosed to Party B authentically, accurately and completely Liaocheng Project, related facts, matters or status in connection with fulfillment of the original Cooperation Contract;

(5)	Party A shall not change in any manner the terms of the original Cooperation Contract to cause damage to Party B’s interest;
(6)
Party A does not have any amount due to personnel in the Accelerator Treatment Research Center regarding salary, bonus and marketing fees. If there is such an amount due, it will be deducted from the transfer amount;

(7)	Party A shall not be engaged in any project in Liaocheng Hospital of Traditional Chinese Medicine with a third party that is competitive with Liaocheng Project;
(8)	Party A shall not actively transfer key personnel in Liaocheng Project;
(9)	Party A will perform the Agreement following the principle of honesty and good faith.

2.	Declaration and guarantee of Party B
(1)	The money paid by Party B as the transfer amount comes legally;
(2)	Party B has sufficient funds to make the payment under the Agreement;
(3)	Party B will perform the Agreement following the principle of honesty and good faith.

vi.	Liabilities of Breach of Duties
If either party has the activity that is in violation of Clauses 1 and 2 of Article 5 of the Agreement, the other party has the right to cancel the Agreement, and the Party in violation shall be liable for all financial damages of the other party.

vii.	Cost
Both parties shall bear their respective cost for executing and performing the Agreement (including tax payable), except provided otherwise.

viii.	Force Majeure
1.
Should either party be prevented from performing all or part of its obligations or delayed for performing its obligations under the Agreement owing to an event of Force Majeure, it shall be exempt from the default liabilities arising therefrom, but it shall take all necessary relief measures if allowed to reduce losses caused by the event of Force Majeure.

2.
The Party claiming for Force Majeure circumstances shall notify the other party in writing of such event as soon as possible, and provide a report in writing including obligations under the Agreement that can not be performed or fully performed and the reason to delay the performance within 15 days after the event of Force Majeure.

ix.	Information disclosure and confidentiality
1.
Party B shall keep secret of the information about the trade secret, technology secret and business operation, etc. of Party A and of the project that is know to Party B for performing the Agreement, and shall not disclose to third parties or publish.

2.
Party B shall take necessary measures to maintain the trade secret and operation secret of Party A and its partner (the Hospital) known to Party B for performing the Agreement and keep the confidentiality. Party B shall not disclose, tell, give or transfer to a third party in any manner the project materials provided by Party A, except agreed by Party A in writing beforehand, and except that Party B is using the materials normally for performing the Agreement.

x.	Governing law and dispute settlement
The Agreement shall be governed by Chinese law. Both parties shall negotiate to settle disputes under the Agreement; if negotiation fails, either party can initiate arbitration in an Arbitration organization in the location where the Agreement is executed.
Any amendment to the Agreement shall be provided as a supplemental agreement in writing executed by both parties.

xi.	Execution and effectiveness
1.	The Agreement will become effective after it is signed by legal representatives or authorized representatives of both parties affixed with seals of both parties.
2.	The Agreement includes four copies with each party holding two copies.
3.	The Agreement prevails in case of inconsistency between the Agreement and <<Contract>>.

Party A: Shenzhen Jiancheng Investment Ltd.
Date: 03/13/2011

Party B: Tibet Changdu Huiheng Development Ltd.
Date: 03/14/2011

Radiation Oncology Center Co-establishment Contract

Liaocheng Traditional Chinese Medical Hospital, Shandong Province
Jiancheng Investment Co., Ltd., Shenzhen
August 23, 2007

CONTRACT OF COOPERATION
Jiancheng Investment Co., Ltd. and Liaocheng Traditional Chinese Medical Hospital (“the Hospital”), through friendly consultation, according to relevant PRC laws and regulations, as well as principles of equality and mutual benefits, decide to jointly establish the Radiation Oncology Research Center (“the Center”) at Liaocheng Traditional Chinese Medical Hospital in Liaocheng City, Shandong Province.

Chapter One: CO-PARTIES

Article 1:    Party A: Liaocheng Traditional Chinese Medical Hospital, Shandong Province (“Party A”)
Legal Representative: Shang Shangang
Position: President
Telephone: 0635 – 8340554
Facsimile: 0635 – 8343956
Postcode: 252000
Address: No. 1 Wenhua Road, Liaocheng City, Shandong

Party B: Jiancheng Investment Co., Ltd., Shenzhen (“Party B”)
Legal Representative: Li Jun
Position: Chairman
Telephone: 0755 – 25331498
Facsimile: 0755 – 25331319
Postcode: 518038
Address: Room 507, Plaza B, Yingdali Digital Zone, Futian Free Trade Zone, Shenzhen

Article 2:    The Center Name: Radiation Oncology Research Center at Liaocheng Traditional Chinese Medical Hospital

Article 3:    The Center Address: Liaocheng Traditional Chinese Medical Hospital

Article 4:    All activities of the Center must comply with laws and regulations of People’s Republic of China (“PRC”).

Article 5:    Both Parties agree that during the term of the Contract, Party A will not work with any radiotherapy equipment manufacturer or radiotherapy equipment investor other than Party B. Party A’s non-compliance of such commitment will be treated as serious breach of contract. The default party will compensate any losses herein caused.

Article 6:    If one party transfers part or whole of its shares of the Center during the term of the Contract, the other party shall have an independent or common preemption right under the same conditions.

Article 7:    The Center does not belong to any existing department of the Hospital, with independent operation and independent accounting. As a functional department of the Hospital, the Center shall subject to unified control of the Hospital in administration and public management.

Chapter Two: PURPOSE, MANNER, TERM, DUTIES AND DISTRIBUTION PLAN OF THE COOPERATION

Article 8:    COOPERATION PURPOSE: through establishment of the radiation oncology research center in the Hospital, active treatment and research will be performed and clinic treatment quality will improve, which in return will help the Center become one of the leading combined clinic-research modern medical organizations in the region and achieve great social and economic benefits.

Article 9:    COOPERATION MANNER:
Party B provides:
Medical electronic linear accelerator with high does rate output 400cGY/min 6mv: 1
Automatic 60-pair Muti-leaf collimator treatment system HSR-GW60 (including TPS system): 1
CT-sim analog positioning system (not including CT machine)
Radiotherapy simulator machine: 1
Dose meter:  1

Party A provides:
equipment and ancillary room in accordance with requirements of treatment equipment, medical staff, and other auxiliary equipment (including air-conditioner, dehumidifier, and air purifier) as cooperation input.

Article 10:   COOPERATION TERM of the Center is ten (10) years, since the clinic official opening date with treatment of the very first case of illness. By one party’s proposal and unanimous approval of the Council, both Parties may discuss contract extension matters since six (6) months before the cooperation expires.

Article 11:   Ownership of assets invested by either party during the cooperation term still belongs to the respective owner.

Article 12:    Both parties shall distribute income of the Center* during the cooperation term according to the follow:
In Year 1, Party A receives 20% and Party B receives 80%;
During Year 2 and Year 5, Party A receives 30% and Party B receives 70%;
During Year 6 and Year 10, Party A receives 40% and Party B receives 60%.
* “Income of the Center” means the medical treatment revenue of the Center deducting from operating costs of the Center.

Article 13:    Both Parties shall perform their respective duties as follows:
  Party A’s duties:
1.	Since the Contract is executed, Party A shall start preparing Center establishment documentations for all sorts of government approvals and respective costs;
2.	Party A is responsible for confirming the Center infrastructure plan and provides equipment room as well as accessory room;
3.	Party A is responsible for implementing water, electricity, roads and other infrastructure facilities;
4.	Party A is responsible for recommending professional medical staffs in order to provide the Center necessary health care skill support;
5.	Party A is responsible for other matters assigned by the Center;
6.
After national or local laws and regulations amended or changed, Party A is responsible for assisting Party B in maintaining the normal operations of the Center in accordance with laws and regulations.

  Party B’s duties:
1.	It is Party B’s responsibility to invest in radiotherapy equipment that is in compliance with Article 9 of the National Standards;
2.
Since the execution date of the Contract, Party B is responsible for delivering the equipment to the place designated by Party A and completes corresponding installment and adjustment, within one (1) months after the hospital equipment room passes qualification test and ready for equipment installment;

3.	Party B shall work with Party A on researching and conforming the organization and construction plan, and it shall assist Party A during the construction process;
4.	Party B shall work with Party A in establishing management mode and charters of the Center;
5.	Party B shall work with Party A in employment of first class domestic and international experts and high-level technical staffs;
6.	Party B is responsible for job training the founding medical staffs of the Center before their starting date;
7.	Party B is responsible for other matters assigned by the Center.

8.
After Party A provides equipment room and accessory room, Party B shall put all invested equipment/facilities in place. If Party B cannot take action in accordance with its promise, it will reimburse Party A all expenses in infrastructure constructions.

Chapter Three: COUNCIL

Article 14:  The highest authority of the Center is the Council that consists of five (5) members. Two are appointed by Party A and the other three by Party B.  There is one Chairman, appointed by Party B, and one Vice Chairman, appointed by Party A. The terms of Chairman and Vice Chairman are both four (4) years and they can be reelected under the recommendation of the appointing party.

Article 15:   As the highest authority of the Center, the Council has the power to make all decisions for the Center except the following important matters which have to be agreed by both parties:
1.	The development and modification of the Charter;
2.	Confirmation of the Center’s termination or dissolution, after which the Council shall setup a liquidation committee in charging of liquidating the organization and issuing liquidation report;
3.	Center key personnel appointment;
4.	Other important matters with regard to the Center (which shall be decided by the majority vote of the Council at meeting).

Article 16:  If the Chairman of the Council for some reason cannot fulfill his/her duties, he or she may temporarily delegate his or her power to the Vice Chairman or other council member(s).

Article 17:  The Council meeting shall be held twice every year, usually in the first half and second half of the year. The Chairman may hold temporary council meetings. All minutes shall be placed on file.

Chapter Four: ORGANIZATION MANAGEMENT

Article 18:  The Radiotherapy Research Center in the Hospital is under direct governance of the Council and runs according to principle of center-director responsibility. Center directors are in charge of daily Center management.

Article 19:  Center shall has one director, recommended by Party B, and one deputy director, recommended by Party A, confirmed and appointed by the Council, with a career term of four (4) years.

Article 20:  Responsibilities of the Center director include implementing Council’s decisions, in charge of medical treatment, marketing, management, financing and other daily center affairs as well as operation works, directly responsible to the Council. Deputy director’s job is to assist the Center director. The Center may appoint certain number of department heads, in charging of each department activities, accomplishing matters assigned by the Center director and deputy director.

Article 21:  If director and/or deputy director’s behavior consists of malpractice or gross negligence on duties, they will be fired at will by the Council meeting.

Article 22:  Party A shall assist experts/doctors affirmed by the Council to get medical qualifications and empower them with prescription right.

Article 23:  Machinery equipment, accessories, transportation tools and stationary required by the Center, in the case of the same conditions, shall be purchased in China first rather than in any other country (or countries).

Article 24:  Any equipment, transportation tools or accessories purchased from abroad shall, according to the PRC Import and Export Commodity Inspection Law, be submitted to the PRC commodity inspection agencies for inspection.

  Chapter Five: CONSTRUCTION OF THE EQUIPMENT ROOM

Article 25:  Party A shall take all responsibilities in place choosing, design and construction of the equipment room.

Article 26:  Party B is responsible for providing technology requirements on the construction of the equipment room, and shall assist Party A to build the equipment room.

  Chapter Six: LABOR MANAGEMENT

Article 27:  The Council shall determine on employment, dismissal, wages, labor insurance, labor protection, welfare benefits, rewards and punishments of the Center personnel, according to corresponding local labor rules and regulations. The Center shall sign labor contract with individual personnel and shall execute it accordingly.

Article 28:  The Council shall determine through discussion on employment, wages and benefits, social benefits, and travel expense standards of the high-level executives recommended by one party or the other.

Chapter Seven: FINANCE, TAX, AND AUDIT

Article 29:  The Center shall establish its accounting sector and equip with accounting personnel, and have its own independent financial accounting, according to relevant laws and regulations. Both Parties shall work together to set up the Center Finance Implementation Rules and according to the Implementation Rules monthly funding and facility maintenance fee will be issued.

Article 30:  Center operating expenses include personnel wages, bonus, water/electricity, maintenance and stationary expense as well as other necessary cost the Center pays for.

Article 31:  The Center shall have independent accounting and financing with independent bank account. Cashier shall be provided by Party A (and employed by the Council) and Accountant in Chief shall be provided by Party B (and employed by the Council), which forms the finance office of the Center. Finance of the Center shall be cleared every month. Center profits, distracting from Center operation cost, shall be distributed to both Parties according to the distribution percentage rule in Article 8 of the Contract.

Article 32:  Financial statements of the Center shall be sent to both parties. Party A shall transfer the profit amount that Party B belongs to into Party B’s designated bank account within one week after such financing statement being received.

Article 33:  Either party may do regular or sudden auditing, or joint auditing. Both parties have the right to send professionals from accounting firms or its own accountant to check the Center’s accounting. However, they shall let the other party know at least one week ahead.

Article 34:  If the Center needs to pay taxes and management fees, after such payment being made, it shall be added into the Center’s operation cost. If no such payment needs to be made, neither party would take any responsibility underneath this provision.

Article 35:  The Center shall take out public accumulation fund and public welfare fund in accordance with relevant laws and regulations. The Council, according to the Center’s income and expenditure during that year, shall determine the annual takeout percentage.

Article 36:  Party A shall promise to separate income of the Center from its other incomes. With the exception of stipulation in Article 31 that Party A shall transfer Party B’s percentage amount into its account or otherwise performance under the Council’s orders, Party A shall not move funds at its will and shall act in accordance with the Council’s determinations.

Chapter Eight: ASSET DISPOSAL AFTER THE TERM EXPIRES

Article 37:  At the time when the term of the Contract expires, after the Center’s assets got liquidated, the initial investment into the Center of each party shall still belong to itself. Other assets which were purchased by the Center during the time it exists shall be distributed equally (5:5) into both parties.

Chapter Nine: INSURANCE

Article 38:  All fixed assets of the Center are covered by insurance. The Council shall decide the type of policies, value, and term according to standards provided by the insurance company. The Center shall place the medical malpractice liability insurance. Once medical malpractice or related dispute happens in the Center, the Hospital shall handle it on behalf of the Center.  If financial damage incurred, insurance is the way to solve it. In the event insurance not covering, the Center shall solve the problem directly and any related expenses should be counted as operating cost.

Chapter Ten: CONTRACT MODIFICATION, CHANGE AND TERMINATION

Article 39:  Any modifications on the Contract and its attachments may be taken into effect only after legal representatives of both parties executed certain written agreement.

Article 40:  During the cooperation period, both parties shall adjust their mode of cooperation in accordance with changes made in the national policies with respect to cooperative medical institutes.

Article 41:  Due to changes of national policies or other force majeure that led to contract non-performance or long-term loss to the Center, both parties, by their mutual agreement, may terminate the Contract before its expiration date.

Article 42:  When force majeure that is unexpected, unavoidable and the consequence of which cannot be prevented, including but not limited to earthquake, typhoon, flood and warfare, happened, one party shall immediately notify the other party by telegraph and within fifteen (15) days after the accident happened, provide information about the negative impact the accident had on performance of the Contract. Both parties shall decide, after mutual agreement, whether to terminate the Contract, or partially exempt performance of the Contract or delay performance of the Contract.

Article 43:  If breach of contract or other reasons that lead to neither parties being able to cooperate with each other occurred and the Contract is terminated in the middle way, liquidation process shall be triggered. The main principle in liquidation is Party B takes back all the radiotherapy equipment it invested and Party A gets back all its facilities. The Center’s debts and credits, as well as all of the fixed assets it purchased when clinic was in operation shall be distributed to both parties due to the number of years of cooperation in accordance with the guide rules stipulated in Article 12.

Chapter Eleven: DEFAULT RESPONSIBILITIES

Article 44:  Default occurs when either party breaches any provision in the Contract.

Article 45:  Material breach of contract occurs when either party unilaterally misappropriates the Center’s fund/profits without the Council’s unanimous consent or either party unilaterally moves away radiotherapy equipment Party B invested without the Council’s unanimous consent. The defaulting party shall compensate any resulting losses/damages.

Article 46:  If the Center cannot operate normally or the purpose of operation stipulated in the Contract cannot be reached due to one party’s non-strict fulfillment of its contract obligations or its material breach of contract or material noncompliance of its charter, the other party who complies with the Contract may terminate the Contract unilaterally or is entitled to collect from breaching party (including direct loss and loss of expected benefits).

Chapter Twelve: JURISDICTION

Article 47:  The contract formation, validity, interpretation, implementation and dispute shall be protected and governed by laws of People’s Republic of China.

Chapter Thirteen: DISPUTE RESOLUTION

  Article 48: Both parties shall try their best to resolve any dispute in execution of the Contract or any related disputes,  through friendly consultation. If dispute still cannot be solved, either party shall submit the case to the People’s Court where the Center is located for ruling.

Chapter Fourteen: CONTRACT EXECUTION AND OTHERS

Article 49:  The Contract and its attachments shall entry into force after signed and sealed by both parties.

Article 50:  Any notification delivery method between the parties, like telegraph or facsimile, if involved with rights and obligations of any party or parties, shall be promptly made in written letterform. The legal address indicated in the Contract is also the mailing address of the parties.

Article 51:  The Contract has four copies, two of which are held by each party. The Contract shall take into effect by official execution from legal representatives of both parties.

Party A: Liaocheng Traditional Chinese Medical Hospital
(sealed)
Legal Representative: Shang Shangang
August 23, 2007

Party B: Jiancheng Investment Co., Ltd.
(sealed)
Legal Representative: Li Jun
August 23, 2007